Exhibit 99.3

SYNALLOY CORPORATION
UNAUDITED PRO FORMA FINANCIAL INFORMATION

INTRODUCTION

On August 21, 2012, Synalloy Corporation and subsidiaries (the “Company”) completed the purchase of all of the outstanding shares of capital stock of Lee-Var, Inc., a Texas corporation doing business as Palmer of Texas (“Palmer”).  Palmer is a manufacturer of liquid storage solutions and separation equipment for the petroleum, municipal water, wastewater, chemical and food industries.

Because the acquisition of Palmer was completed on August 21, 2012, the Company’s condensed consolidated balance sheet as of September 29, 2012, included in its Form 10-Q for the quarter ended September 29, 2012, reflects the combined balance sheets of the Company and Palmer, including the Company’s initial estimates of purchase accounting adjustments. Accordingly, a pro forma condensed combined consolidated balance sheet as of September 29, 2012 is not presented herein. The unaudited pro forma condensed combined consolidated statements of operations combines the historical consolidated statements of operations of the Company for the nine months ended September 29, 2012 and October 1, 2011 and the year ended December 31, 2011 with the historical statements of operations of Palmer for the period from January 1, 2012 through August 20, 2012, and for the nine months ended September 30, 2011 and for the fiscal year ended September 30, 2011, respectively. The unaudited pro forma condensed combined consolidated financial statements are based on certain estimates and assumptions made with respect to the combined operations of the Company and Palmer, which we believe are reasonable. The unaudited pro forma condensed combined consolidated statements of operations are presented for illustrative purposes only and do not purport to be indicative of the results of operations of the Company or Palmer that actually would have been achieved had the acquisition of Palmer been completed on the assumed dates, or to project the Company’s results of operations for any future date or period. The unaudited pro forma condensed combined consolidated statements of operations give pro forma effect to the acquisition as if it had occurred on the first day of the financial periods presented.

The transaction is being accounted for using the acquisition method of accounting for business combinations in accordance with generally accepted accounting principles in the United States. Under this method, the total consideration transferred to consummate the acquisition is being allocated to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values as of the closing date of the acquisition. The acquisition method of accounting requires extensive use of estimates and judgments to allocate the consideration transferred to the identifiable tangible and intangible assets acquired and liabilities assumed. Accordingly, the allocation of the consideration transferred in the unaudited pro forma condensed combined consolidated financial statements is preliminary and will be adjusted upon completion of the final valuation of the assets acquired and liabilities assumed. Such adjustments could be significant. The final valuation is expected to be completed as soon as practicable but no later than 12 months after the closing date of the acquisition, and is expected to result in the identification of additional intangible assets. The unaudited condensed combined consolidated pro forma statements of operations do not include the costs that the Company may incur to integrate Palmer, and these costs may be material.

The historical consolidated financial statements of the Company have been adjusted in the unaudited pro forma condensed combined consolidated financial statements to give effect to pro forma events that are (i) directly attributable to the acquisition, (ii) factually supportable, and (iii) expected to continually impact the combined results of the Company and Palmer. The unaudited pro forma condensed combined consolidated financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements. In addition, the condensed combined consolidated financial statements were derived from, and should be read in conjunction with, the information for the nine months ended September 29, 2012 and October 1, 2011 included in the Company’s quarterly report on Form 10-Q for the quarter ended September 29, 2012 and the annual report on Form 10-K for the year ended December 31, 2011.

The historical condensed combined financial information regarding Palmer that is included in this report has been prepared by, and is the responsibility of the Company. In addition, we are in the process of reviewing Palmer’s financial statement classifications for conformity with the Company’s classifications. As a result of this review, it may be necessary to make additional reclassifications to the consolidated information on a prospective basis.

The statements contained in these notes that are not historical facts are forward-looking statements that involve risks and uncertainties. We wish to caution the reader that these forward-looking statements, such as our expectations for future sales results or future expense changes compared with previous periods, are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on our current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties as described in “Item 1A. Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the nine months ended September 29, 2012 and the annual report on Form 10-K for the year ended December 31, 2011, other risks referenced in our Securities and Exchange Commission filings, or other unanticipated risks. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise.

Synalloy Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations

	For the Nine Months Ended
	Synalloy	Palmer
	September 29,	August 20,	Pro Forma
	2012	2012 (8)	Adjustments		Pro Forma

Net sales	$144,520,839	$23,296,058	$-		$167,816,897

Cost of goods sold	128,485,465	17,549,225	108,269	(1)	146,142,959

Gross profit	16,035,374	5,746,833	(108,269)		21,673,938

Selling and administrative expense	10,247,648	2,764,407	-		13,012,055

Operating income	5,787,726	2,982,426	(108,269)		8,661,883

Other (income) and expense
Interest expense	251,709	95,311	(95,311)	(5)	1,016,947
			637,438	(2)
			127,800	(4)
Acquisition related costs	628,759	-	(628,759)	(7)	-
Change in fair value of interest
rate swap	175,780	-	-		175,780
Other, net	(135,539)	68,294	-		(67,245)

Income before income taxes	4,867,017	2,818,821	(149,437)		7,536,401

Provision for income taxes	1,597,000	1,015,000	(33,000)	(3)	2,579,000

Net income	$3,270,017	$1,803,821	$(116,437)	(6)	$4,957,401	(9)

Net income per common share:
Basic	$0.52				$0.78	(9)
Diluted	$0.51				$0.78	(9)

Weighted average shares outstanding:
Basic	6,338,756				6,338,756
Dilutive effect from stock
options and grants	52,322				52,322
Diluted	6,391,078				6,391,078
See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Synalloy Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations

	For the Nine Months Ended
	Synalloy	Palmer
	October 1,	September 30,	Pro Forma
	2011	2011	Adjustments		Pro Forma

Net sales	$130,334,163	$24,812,881	$-		$155,147,044

Cost of goods sold	114,027,261	18,965,642	121,803	(1)	133,114,706

Gross profit	16,306,902	5,847,239	(121,803)		22,032,338

Selling and administrative expense	8,746,229	2,849,158	-		11,595,387

Operating income	7,560,673	2,998,081	(121,803)		10,436,951

Other (income) and expense
Interest expense	93,037	108,253	(108,253)	(5)	937,954
			717,117	(2)
			127,800	(4)
Other, net	(365)	(115,671)	-		(116,036)

Income before income taxes	7,468,001	3,005,499	(858,467)		9,615,033

Provision for income taxes	2,688,000	1,082,000	(309,000)	(3)	3,461,000

Net income	$4,780,001	$1,923,499	$(549,467)	(6)	$6,154,033	(9)

Net income per common share:
Basic	$0.76				$0.98	(9)
Diluted	$0.75				$0.97	(9)

Weighted average shares outstanding:
Basic	6,310,609				6,310,609
Dilutive effect from stock
options and grants	48,285				48,285
Diluted	6,358,894				6,358,894
See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Synalloy Corporation and Subsidiaries
Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations

	For the Year Ended
	Synalloy	Palmer
	December 31,	September 30,	Pro Forma
	2011	2011	Adjustments		Pro Forma

Net sales	$170,575,298	$28,679,666	$-		$199,254,964

Cost of goods sold	149,485,455	21,595,594	162,404	(1)	171,243,453

Gross profit	21,089,843	7,084,072	(162,404)		28,011,511

Selling and administrative expense	12,284,478	3,147,014	-		15,431,492

Operating income	8,805,365	3,937,058	(162,404)		12,580,019

Other (income) and expense
Interest expense	140,784	146,439	(146,439)	(5)	1,267,340
			956,156	(2)
			170,400	(4)
Other, net	(85,579)	(68,450)	-		(154,029)

Income before income taxes	8,750,160	3,859,069	(1,142,521)		11,466,708

Provision for income taxes	2,953,000	1,379,946	(385,030)	(3)	3,947,916

Net income	$5,797,160	$2,479,123	$(757,491)	(6)	$7,518,792

Net income per common share:
Basic	$0.92				$1.19
Diluted	$0.91				$1.18

Weighted average shares outstanding:
Basic	6,313,418				6,313,418
Dilutive effect from stock
options and grants	48,670				48,670
Diluted	6,362,088				6,362,088
See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

SYNALLOY CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS

The purchase price for the acquisition was $25,575,000. The preliminary adjustment for working capital at closing increased the purchase price to $28,054,000. The closing price will be adjusted after closing based on actual working capital levels. In addition, the amount of maintenance capital expenditures over the 18-month period following closing, and the final cost of a production expansion capital project currently underway could also cause a purchase price adjustment. Currently, the Company does not expect to realize any material purchase price adjustments for these two items. The sellers will also have the ability to receive earn-out payments ranging from $2,500,000 to $10,500,000 if the business unit achieves targeted levels of EBITDA over a three year period following closing; the Company will also have the ability to claw-back portions of the purchase price over a two year period following closing if EBITDA falls below baseline levels.

A summary of sources and uses of proceeds for the acquisition is as follows:

Sources of Funds:
Proceeds of revolving loan	$6,591,597
Proceeds of term loan	22,500,000
Total sources of funds	$29,091,597

Uses of Funds:
Acquisition of Palmer common and preferred stock	$25,575,000
Cash paid at closing for preliminary working capital adjustment	2,479,467
Cash paid to escrow agent for retention and termination of
employment agreement for the Controller	450,000
Cash paid for portion of seller’s investment banker	500,000
Other transaction costs	87,130
Total uses of funds	$29,091,597

The purchase price for the Palmer acquisition was funded through an increase in the Company’s current credit facility and a new term loan with the Company’s bank.

The allocation of the consideration transferred to acquire Palmer is preliminary. We are in the process of evaluating Palmer’s financial statement classifications for conformity with the Company’s classifications. As a result of this review, it may be necessary to make additional reclassifications to the consolidated information of Palmer on a prospective basis.

The total consideration transferred is allocated to Palmer’s net tangible and identifiable intangible assets based on their fair value as of August 21, 2012 for purposes of the pro forma condensed combined consolidated financial statements. These amounts are subject to change based on the results of the final valuations of assets acquired and liabilities assumed, which are expected to be completed within the twelve months following the acquisition. The excess of the consideration transferred over the fair value of the net tangible and identifiable intangible assets is reflected as goodwill. The preliminary allocation of the total consideration paid to the fair value of the assets acquired and liabilities assumed as of August 21, 2012 is as follows:

Cash and cash equivalents	$1,389,054
Accounts receivable, net	5,789,745
Inventories, net	5,538,652
Prepaid expenses	1,611,804
Fixed assets, net	7,459,562
Goodwill	22,288,126
Contingent consideration	(8,152,031)
Other liabilities assumed	(6,833,315)
$29,091,597

Pro Forma Adjustments and Assumptions

(1)
Represents adjustment to Palmer’s depreciation expense based on the fair value adjustments to property, plant and equipment using estimated useful lives of property plant, and equipment following the straight-line method of depreciation for financial reporting purposes.

(2)
Represents interest expense incurred on additional borrowings provided by a term note obtained in the amount of $22,500,000 and additional funding obtained on the Company’s revolving credit facility based on the Company’s borrowing rates at time of acquisition.

(3)	Represents adjustment of income tax expense for effect of pre-tax purchase accounting adjustments

(4)	Represents recognition of interest expense on contingent consideration recorded at estimated fair value based on the present value of the contingent consideration assumed to be paid based on the projected performance of Palmer over the three years after the acquisition. The present value was determined using the Company’s borrowing rate at time of acquisition. Adjustments to interest expense are made to the pro forma statements of income representing the amortization of the discount.

(5)	Represents elimination of Palmer’s interest expense on notes payable of Palmer that are assumed to be repaid upon closing.

(6)	Represents impact on net operations as a result of pro forma adjustments recognized.

(7)
Represents direct acquisition costs that are expected to be incurred in connection with the acquisition. These have been removed from the historical results of operations of the Company since they are considered nonrecurring and directly related to this acquisition. The Company expects to incur a total of approximately $870,000 in acquisition costs related to the transaction.

(8)
Represents results of operations for the period from January 1, 2012 through August 20, 2012. Palmer’s results of operations for the period from August 21, 2012 through September 29, 2012 are included in the Company’s statement of operations for the nine months ended September 29, 2012.

(9)	Net income and earnings per share differ from that reported in Note 9 of the Company’s third quarter Form 10-Q as management refined their estimations.

Commitments and Contingencies

Pursuant to the Stock Purchase Agreement, the Company entered into a three-year employment agreement with the current President of Palmer and a one-year employment agreement with the current Controller of Palmer. These amounts will be recognized as compensation expense over the periods of the agreements. Representative compensation expense for these executives is already included in the historical financial statements of Palmer.